Exhibit 10.24

January 15, 2020

David Smith

Via Hand Delivery

Re: Retention Bonus

Dear David,

We view your contribution as an Executive Team member and an employee of Five Prime Therapeutics, Inc. (“Five Prime” or “we”) as important to our long-term success.  To show our appreciation for your contribution to the success of Five Prime and as a further incentive to your continued employment with Five Prime, Five Prime is entering into this letter agreement (this “Retention Agreement”) with you.

Subject to (i) your continued employment in good standing with Five Prime through December 31, 2020, (ii) Five Prime’s (A) [***], (B) [***], or (C) [***], in each case on or before December 31, 2020 ((A), (B) or (C) a “Performance Trigger”), and (iii) the terms and conditions of this Retention Agreement, you will earn and we will pay to you on December 31, 2020, a retention bonus (the “Retention Bonus”) in an amount equal to your Bonus Target (as that term is defined in Five Prime’s Annual Bonus Plan) for the 2020 calendar year.  The Retention Bonus will be in addition to any bonus you may earn with respect to calendar year 2020 performance under our Annual Bonus Plan.  The Retention Bonus will be subject to all applicable taxes and withholdings.  If we do not achieve any of the Performance Triggers on or before December 31, 2020, the Retention Bonus will not be due and payable and you will forfeit any right to the Retention Bonus.

Notwithstanding the foregoing or anything else in this Retention Agreement, if prior to December 31, 2020 your employment with Five Prime terminates due to an Involuntary Termination (as such term is defined in Five Prime’s Executive Severance Benefit Plan, effective November 20, 2019 (the “ESBP”)), then following the date of such Involuntary Termination, Five Prime will pay you, in addition to any other benefits you may be entitled to under that certain letter agreement, dated December 12, 2019, between Five Prime and you or the ESBP, an amount equal to your Bonus Target for the 2020 calendar year.  Any amount that would be payable pursuant to the preceding sentence would be contingent on your signing, and not revoking, Five Prime’s form of release agreement, and Five Prime would pay such amount promptly in the next pay period following the effective date of your release agreement but not earlier than 10 days following such effective date.

If your employment with Five Prime terminates for any reason other than an Involuntary Termination before December 31, 2020, then you would not receive any portion of the Retention Bonus.

You agree that the Retention Bonus will not be “grossed up” and will be subject to all applicable payroll withholdings and deductions.

Phone + 1 415 365 5600 fiveprime.com	Five Prime Therapeutics, Inc. 111 Oyster Point Boulevard South San Francisco, CA 94080

David Smith

January 15, 2020

Except as otherwise provided in this Retention Agreement, all the other terms and conditions of your employment relationship with Five Prime will continue to apply.  This Retention Agreement is not intended to change the at-will nature of your employment with Five Prime.  You will be free to terminate your employment with Five Prime at any time and for any reason whatsoever simply by notifying us.  Likewise, we will be free to terminate your employment at any time for any reason whatsoever, with or without cause or advance notice.

To indicate your acceptance of the terms of this Retention Agreement, please sign and date this Retention Agreement in the space provided below and return it to Andrea Danforth.

Sincerely,

Five Prime Therapeutics, Inc.

/s/ William R. Ringo	/s/ David Smith
William R. Ringo	David Smith
Chief Executive Officer	January 20, 2020
Date